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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )


Filed by the Registrant                      [_]
Filed by a Party other than the Registrant   [X]

Check the appropriate box:

[_]   Preliminary Proxy Statement
[_]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[X]   Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               SHOPKO STORES, INC.
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                (Name of Registrant as Specified In Its Charter)


            LEVCO ALTERNATIVE FUND, LTD., PURCHASE ASSOCIATES, L.P.,
         PURCHASE ASSOCIATES II, L.P., ALVARADO CAPITAL PARTNERS, L.P.,
      JOHN A. LEVIN & CO., INC., LEVCO GP, INC. AND BKF CAPITAL GROUP, INC.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[X]   No fee required.
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
 1)   Title of each class of securities to which transaction applies: __________
 2)   Aggregate number of securities to which transaction applies: _____________
 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _____________________________
      __________________________________________________________________________
 4)   Proposed maximum aggregate value of transaction: _________________________
 5)   Total fee paid: __________________________________________________________

      [_]  Fee paid previously with preliminary materials.
      [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
 1)   Amount Previously Paid: __________________________________________________
 2)   Form, Schedule or Registration Statement No.: ____________________________
 3)   Filing Party: ____________________________________________________________
 4)   Date Filed: ______________________________________________________________


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         On July 21, 2005, Levco Alternative Fund, Ltd., Purchase Associates, L.P., Purchase Associates II, L.P., Alvarado Capital Partners, L.P., John A. Levin & Co., Inc., Levco GP, Inc. and BKF Capital Group, Inc. (collectively, the "Reporting Persons") filed a Schedule 13D with the Securities and Exchange Commission, which schedule contained the following statements in its Item 4 disclosure:

         "On July 14, 2005, the Reporting Persons acquired beneficial ownership of more than 5% of the Issuer's Common Stock. The Reporting Persons have purchased the Common Stock for investment purposes. The present intention of the Reporting Persons is to oppose the Issuer's proposed merger (the "Merger") with Badger Retail Holding, Inc. and Badger Acquisition Corp., affiliates of Goldner Hawn Johnson & Morrison Incorporated, a Minneapolis-based private equity firm. The Reporting Persons are evaluating the option of soliciting proxies in opposition to the Merger and are considering all actions and alternatives available to them. The Reporting Persons have attached as Exhibit 2 to this
Schedule 13D a letter, dated July 21, 2005, from Purchase Associates LP, Levco Alternative Fund, Ltd. and certain related entities to the Board of Directors of the Issuer which states, among other things, that they oppose the Merger, as it in not in the best interest of the shareholders, and intend to vote against the Merger.

         The Reporting Persons intend to evaluate the Issuer's business and prospects and upon future developments (including market prices for the Common Stock, availability and alternative uses of funds, conditions in the securities markets and general economic and industry conditions), the Reporting Persons may acquire additional shares of Common Stock, sell all or a portion of its shares of Common Stock, now owned or hereafter acquired, or maintain its position at current levels. In addition, the Reporting Persons may formulate other purposes, plans or proposals regarding the Issuer or any of its securities to the extent deemed advisable in light of general investment and trading policies, market conditions or other factors.

         SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY THE REPORTING PERSONS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

         Except as described above, no Reporting Person or any individual otherwise identified in Item 2 of this Schedule 13D has any present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;
(c) a sale or transfer or a material amount of assets of the Issuer or of any of its subsidiaries; (d) any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Issuer; (f) any other material change in the Issuer's business or corporate structure; (g) changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person; (h) causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter dealer quotation system of a registered national securities association; (i) a class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or (j) any action similar to any of those enumerated above."

         On July 21, 2005, Levco Alternative Fund, Ltd. and Purchase Associates, L.P. (on behalf of themselves and other related entities) delivered a letter to the board of directors of Shopko Stores, Inc. which letter is attached hereto as
Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY THE REPORTING PERSONS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S
 WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D FILED BY THE REPORTING PERSONS WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2005 WITH RESPECT TO SHOPKO STORES, INC. THAT SCHEDULE 13D IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

                                                                       EXHIBIT 1
                                                                       ---------

                            JOHN A. LEVIN & CO., INC.
                              ONE ROCKEFELLER PLAZA
                                   25TH FLOOR
                               NEW YORK, NY 10020
                                 (212) 332-8400

                                                                   JULY 21, 2005


The Board of Directors
c/o ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304

Dear Members of the Board of Directors:

We write to you on behalf of Purchase Associates LP, Levco Alternative Fund, Ltd. and certain related entities that own, in the aggregate, approximately 6% of the common stock of ShopKo Stores, Inc. (the "Company"). We are extremely disappointed with your decision to sell the Company to an affiliate of Goldner Hawn Johnson & Morrison ("GHJM") for $24 per share (the "GHJM Transaction"), as we do not believe that all options to maximize shareholder value were fully explored. Most importantly, in our view the Special Committee (the "Committee") apparently failed to adequately consider a leveraged recapitalization of the Company. In our opinion, such a transaction would have delivered shareholder value well in excess of $24 per share.

Pursuant to the GHJM Transaction, GHJM is purchasing the Company for approximately $1.1 billion, using just $30 million of equity, or $1 per share. The remaining approximately $1 billion is being financed through debt that is largely secured by the Company's real estate. Based on the size of the loan facility to be secured by the Company's real estate and the appraisal requirement contained in the "alternative real estate loan commitment letter," we believe that the lenders have assumed that the Company's real estate will have an appraised value of approximately $935 million(1). We question why the Committee failed to secure an appraisal of the Company's real estate while evaluating strategic alternatives since it constitutes such a significant portion of the Company's assets. We believe a thorough and diligent process would have included obtaining such an appraisal, which would have permitted the Committee to consider, on a fully informed basis, all recapitalization and other alternatives available to the Company.

We believe the $24 per share transaction does not fully reflect the asset value of this Company. To illustrate, we have performed an asset valuation of the Company based on the Company's recent Securities and Exchange Commission filings and the presentation by the Company's financial advisors to the Committee. Our analysis yields an asset value as high as $32.88 per share.

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                                          Asset value (millions)    Per share(2)
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Tangible book value(3)                             $623              $19.90
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Adjusted tangible asset value from                 $834              $26.65
Lender assumed Real Estate appraisal (4)
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Prescription files(5)                           $129-$151          $4.12-$4.82
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Continued deferral of tax liability(6)             $44                $1.41
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Asset value                                   $1,007-$1,029       $32.18-$32.88
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We have also valued the Company in a recapitalization based on a review of management's base case business plan for the next four years(7). If, for example, the Company would have effected a recapitalization using similar leverage as the GHJM Transaction and therefore paid a $23 special dividend (only $1 less than the GHJM Transaction value), we have attempted to estimate future free cash flows of the business utilizing our assumptions of the interest payments and income tax such a recapitalization would entail. For the next several fiscal years we estimate the following:

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($ in millions, except per share)    FY2006       FY2007      FY2008      FY2009
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EBITDA(8)                             $172         $167        $190        $193
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Estimated interest expense            ($76)        ($76)       ($76)       ($76)
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Estimated income tax                   ($3)          $0        ($11)       ($15)
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CapEx(9)                              ($59)        ($61)       ($58)       ($42)
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Free cash flow(10)                     $34          $30         $45         $60
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Free cash flow per share             $1.09        $0.96       $1.44       $1.92
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The foregoing chart illustrates that free cash flow even after leveraging the Company would have been $34 million or $1.09 per share in fiscal year 2006 and would have remained around the same in fiscal year 2007 and improved in the subsequent fiscal years. The Company would have annual free cash flow of more than 100% of the GHJM equity investment.

We also believe the way the Committee arrived at the GHJM Transaction may have been flawed. For example, the Company's Chairman at the start of this process, Mr. Jack Eugster, was offered the opportunity to acquire 10% of the equity in this transaction at its apparent attractive valuation, unlike the shareholders. Moreover, Mr. Eugster's pay package could result in payments to him that have the effect of reimbursing him for his entire out of pocket cost associated with his equity investment in the GHJM Transaction.

We must also take issue with the $27 million termination fee in the merger agreement, which we believe is excessive relative to the fact that the entire equity contribution in this deal is $30 million. We are even more disturbed that the Company has agreed to a termination fee provision that has the practical effect of inhibiting the shareholders from proposing other, more attractive, alternatives, such as a recapitalization, than the GHJM Transaction. This is because a "no" vote at the shareholder meeting followed by a transaction that is more beneficial to the shareholders could result in a $27 million payment to GHJM.

In conclusion, it is not clear that sufficient analysis was done to determine whether certain alternatives, including a recapitalization, would have been more beneficial to shareholders. For the reasons above, we have concluded that we cannot support the proposed transaction and intend to vote against it. We are hopeful that this transaction will not go forward and in this regard we are considering all of the options available to us, including soliciting proxies in opposition to the GHJM Transaction.

Finally, we wish to note as shareholders our appreciation of the great work the Company's management and its employees have done and continue to do in operating the business.


Sincerely,

/s/ Jonathan Reiss                                   /s/ Rosty Raykov

Jonathan Reiss                                       Rosty Raykov
Portfolio Manager                                    Portfolio Manager


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(1) From page 2, Summary of Terms and Conditions for the Secured Term Lending Facility, Exhibit (b) (2), in Schedule 13E-3, filed on June 13, 2005.
(2) From page 21, based on the highest share count used by Merrill Lynch in its Discussion Materials presented to the Special Committee on April 7, 2005, Exhibit (c )(9), in Schedule 13E-3.
(3) From page 4, intangible assets subtracted from shareholder equity, Condensed Consolidated Balance Sheet of Form 10-Q, filed June 3, 2005.
(4) From page 4, intangible assets subtracted from shareholder equity assuming property value of $935 million, Condensed Consolidated Balance Sheet of Form 10-Q, filed June 3, 2005.
(5) From page 21 of the Merrill Lynch Discussion Materials to the SpecialCommittee on April 7, 2005, Exhibit (c)(9), in Schedule 13E-3.
(6) From page 59, Note E to Consolidated Financial Statement, Form 10-K, Filed April 1, 2005.
(7) From management's base case assumption for FY2005-2009 on page 77 of the Preliminary Proxy, Schedule 14A, filed on June 13, 2005.
(8) From management's base case assumption for FY2005-2009 on page 77 of the Preliminary Proxy, Schedule 14A, filed on June 13, 2005.
(9) From management's base case assumption for FY2005-2009 on page 77 of the Preliminary Proxy, Schedule 14A, filed on June 13, 2005.
(10) From management's base case assumption for FY2005-2009 on page 77 of the Preliminary Proxy, Schedule 14A, filed on June 13, 2005.